UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/22/2009

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Air Transport Services Group, Inc.'s wholly owned subsidiary, ABX Air, Inc., is party to an ACMI Service Agreement with DHL Network Operations (USA), Inc., and a Hub and Line-Haul Services Agreement with DHL Express (USA), Inc., both of which are dated August 15, 2003. (DHL Network Operations (USA), Inc. and DHL Express (USA), Inc. will hereinafter individually and collectively be referred to as "DHL" from time to time.).

Under the ACMI Service Agreement, ABX Air provides air cargo transportation services to DHL on a cost plus basis. Under the Hub and Line-Haul Services Agreement, ABX Air provides staff to conduct package handling, package sorting and airport facilities and equipment maintenance services for DHL, also on a cost plus basis. The expenses incurred under these Agreements are generally marked-up by 1.75% (the base mark-up) and included in revenues. Both Agreements also allow ABX Air to earn incremental mark-up above the 1.75% base mark-up (up to an additional 1.60% under the ACMI agreement and an additional 2.10% under the Hub Services agreement) from the achievement of certain cost-related and service goals specified in the two agreements. Fuel, rent, interest on the promissory note to DHL, and ramp and landing fees incurred under the ACMI agreement are the most significant cost items reimbursed without mark-up.

On April 22, 2009, DHL and ABX Air amended the ACMI Service Agreement and the Hub and Line-Haul Services Agreement to provide for specific base and incremental mark-up amounts for the second quarter of 2009. The amount of base and incremental mark-up is patterned from the actual mark-ups that ABX Air earned in 2007. For the second quarter of 2009, DHL will pay ABX Air $5.6 million or $3.6 million in mark-ups under the ACMI Service Agreement, and $2.0 million in mark-ups under the Hub and Line-Haul Services Agreement. The markups in the second quarter of 2009 will include amounts for service and cost incentives that in prior years were recorded in the fourth quarter.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: April 27, 2009	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary